UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 18, 2014

STATE STREET CORPORATION

(Exact name of registrant as specified in its charter)

Massachusetts	001-07511	04-2456637
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Lincoln Street, Boston, Massachusetts	02111
(Address of principal executive offices)	(Zip Code)

617-786-3000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

State Street Corporation included the following regulatory update in the preliminary prospectus it filed this morning with the U.S. Securities and Exchange Commission in connection with its proposed offering of depositary shares representing interests in non-cumulative perpetual preferred stock.

On November 12, 2014, the U.K. Financial Conduct Authority and the U.S. Commodity Futures Trading Commission announced settlements with five financial institutions arising out of alleged manipulation of foreign exchange rates, particularly with respect to published benchmarks. These governmental authorities based their enforcement actions upon a broad range of conduct in the inter-bank market, including communications made in chat rooms. Also, the U.S. Office of the Comptroller of the Currency has entered into settlement agreements with three financial institutions, citing among other things inadequate controls regarding their foreign exchange trading businesses. Other governmental authorities in the United States and abroad are also investigating foreign exchange trading in the inter-bank market.

As previously reported, prior to the announcement of these settlements, we had commenced, but have not completed, an internal review of communications by our traders in the inter-bank market. This review includes a review of communications of our foreign exchange traders in multi-dealer chat rooms. We have been advising certain U.S. and non-U.S. governmental authorities of the results of such review and are enhancing our control environment with respect to our foreign exchange business. Given the broad scope of the announced settlements, we may become subject to governmental review or proceedings or the assertion of claims, any of which, if adversely resolved, could have a material adverse effect on our business, reputation and results of operations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STATE STREET CORPORATION

By:	/s/ Sean P. Newth
Name:	Sean P. Newth
Title:	Senior Vice President, Chief Accounting Officer and Controller

Date: November 18, 2014